Exhibit 10.3

Hewitt Associates LLC

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

May 5, 2008
Private and Confidential
Vince Coppola
Dear Vince:
We are delighted to extend an offer to you to join Hewitt Associates as Senior Vice President of Global Business Services and Technology. This letter confirms the terms of our offer:
• An annualized base salary of $420,000 on a regular, full-time, exempt basis with a performance and pay review in December of 2008, and annually thereafter assuming strong individual performance;

•        A one-time sign-on bonus of $100,000, subject to withholding taxes and paid at the time of your first paycheck. Should you leave Hewitt of your own choice before 12 months of service, you will be required to repay a prorated amount of this bonus to Hewitt. For example, if you should leave at 6 months of employment, you would be asked to repay 50% or $50,000 of the sign-on bonus;

•        You will be eligible for a bonus target of 60% of your actual fiscal year base pay earnings. Any award payout will be based on your individual and financial results relative to goals established by you and your manager, and business financial goals. Bonus awards are based on contributions and results through our fiscal year end, September 30, and are currently planned to be paid in mid-December 2008. For fiscal 2008 we will guarantee a minimum annual bonus payout of $65,000 for the partial fiscal year. You must be employed by Hewitt on the payout date to be eligible to receive an award;

•        You will be receiving Hewitt’s standard homeowner Relocation Program. The benefits under this policy include 2 pre-move, home-finding trips, packing, unpacking, and transportation of ordinary household goods; reasonable transportation, meals and lodging en route to your new location; 60 days of temporary housing; duplicate housing costs; family assistance; tax assistance; a supplemental allowance equal to one month’s pay, up to a maximum of $10,000; assistance in selling your home; home sale loss protection; assistance in purchasing a new home;

Mr. Vince Coppola Page 2 May 5, 2008

•        A one-time sign-on equity grant of 10,000 Hewitt stock options. These options will vest over four years with the first 25% vesting on 9/30/2009 and 25% annually thereafter. This grant would be subject to you accepting this offer of employment and approval by the Board;

•        A sign-on grant of 6,000 Performance Share Units (PSUs). The number of shares earned is adjusted up or down at the end of the one-year performance cycle based on Company performance against pretax operating income, direct revenue, turnover and employee engagement. The PSUs are paid in Restricted Stock Units upon completion of one-year performance period (“grant”). Beginning 9/30/08, one-third of the RSUs vest each year so that the grant is fully vested on 9/30/2010. This grant would be subject to you accepting this offer of employment and approval by the Board.

•        Eligibility to participate in ongoing equity awards under our Global Stock Plan. Currently, grants are made in December of each year. Grant size is based on level in the organization, your role and individual performance. Eligibility and plan design is reviewed annually.

• Participation in Hewitt Associates’ Financial Security Plans, including an annual company Retirement and Savings Plan contribution and a company 401(k) match;

• Eligibility for severance in accordance with our severance provisions in place at the time of such an event;

• Eligibility for coverage under our comprehensive benefits programs described in the enclosed benefits booklet.

• Company travel as outlined in our travel policy.

This role positions you as a leader in the company and a member of the Hewitt Leadership Group (HLG). As a member of the HLG, you will:

• Participate in our Executive Benefits Plan which consists of the following:

• 27 days of vacation/personal time annually;

• An additional five-week vacation splash after five years of service and every five years thereafter;

Mr. Vince Coppola Page 3 May 5, 2008

• A voluntary Deferral Plan for base pay and annual incentive; and

• A Defined Contribution Restoration Plan which provides for the company retirement contribution and company 401(k) match above any qualified limits.

•        Be subject to Hewitt’s stock ownership guidelines. These guidelines reinforce our long-standing principle of ownership by requiring a minimum level of stock holdings among individuals in leadership roles. You will have up to five years from your hire date to meet these guidelines;

• Be required to abide by Hewitt’s non-compete agreement. Enclosed is a copy of Hewitt’s Confidentiality Agreement for your review. Please call us if you have any questions about its meaning.

Subject to Board approval, you will participate in our Change-in Control Executive Severance Plan.

This offer is contingent upon Hewitt receiving completed and satisfactory background and reference checks, including our review of an investigative consumer report.

We recognize that you retain the option, as does Hewitt, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Hewitt is at-will and neither this letter, nor any other oral or written representations may be considered a contract for any specific period of time.

Your first day of employment will be May 19, 2008. We will contact you with further details and logistics once you have accepted our offer. In addition, our head of Global Corporate Relations, Julie MacDonald, will be contacting you to discuss communication of your new role.

Vince, we look forward to a positive response. If there is any additional information you need to make your decision, please feel free to contact me.

Sincerely,

Hewitt Associates LLC

Russ Fradin, CEO

Mr. Vince Coppola Page 4 May 5, 2008

Enclosure

cc: Tracy Keogh

Hewitt Associates

Accepted by: /s/ Vince Coppola

Date: 5/15/08